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                                                                   Exhibit 20.12

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[LOGO]    LETTERHEAD LML Payment Systems                         news release
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         LML CONSOLIDATES SIX OPERATING SUBSIDIARY COMPANIES INTO ONE

   Integration of subsidiaries under new  LML brand fuels one-stop strategy

VANCOUVER, BC, April 2, 2001- LML Payment Systems Inc. (the Corporation) (NASDAQ: LMLP) is pleased to announce the consolidation of six subsidiary companies into a single operating subsidiary, named LML Payment Systems Corp. (formerly known as ChequeMARK, Inc.).

CFDC Holdings Corp., CF Data Corp., and Check Technologies Inc., of Texas; National Recovery Systems Ltd. of America d/b/a Check Center, and National Process Servers, Inc. of Kansas, and Phoenix EPS Inc. of Arizona have merged operations and management into LML Payment Systems Corp. which will maintain operations in Dallas, Wichita, Tulsa and Phoenix. The integration is designed to achieve certain economies related to costs and the elimination of redundant systems and services. Designed to take advantage of the growing recognition of the LML brand name, the consolidation will allow a coordinated approach to the marketing of payment services under the LML trademarks.

"This is one of the most significant steps we've taken towards delivering on our goal to operate a vertically integrated one-stop-shop for our clients. It's a process which should see LML Payment Systems Corp. complete physical integration within 90 days." said Corporation President and CEO Patrick Gaines. "After three years of acquisition activity, this re-organization brings together the most powerful qualities of each individual subsidiary and concentrates these resources on the pursuit of a common goal. We expect to see a surge in momentum towards the accomplishment of our business plans and, simultaneously, significant expense reductions."

"The electronic payment processing industry remains fragmented, with many operators providing specialized services. In an attempt to meet all their electronic payment processing needs, merchants have often been forced to contract with several separate organizations. We believe we have developed, with our integration complete, a one-vendor solution regardless of transaction type (check, debit, credit, EBT), volume or size. " Gaines continued. "Additionally, our ability to monitor or allow clients to monitor all electronic payment tender types in "real-time" mode for each district or store, right down to each terminal or cash register, is a milestone development for our industry, and we believe we are the first integrated organization to offer such breadth of service."

The Corporation, through it's subsidiary LML Payments Systems Corp., is a financial payment processor providing end-to-end check processing solutions including electronic check verification, electronic check re-presentment (whereby returned paper checks are re-presented for payment electronically), Electronic Check Conversion (whereby paper checks are converted into electronic transactions) and primary and secondary check collection to supermarkets, grocery stores, multilane retailers, convenience stores and other national, regional and local retailers. We also specialize in providing selective routing, including real-time monitoring of check, debit, credit and EBT transactions for authorization and settlement through our flagship transaction processing product REPS (Retail Electronic Payment System). The Corporation's intellectual property estate, owned by subsidiary LML Patent Corp, includes new U.S. Patent No. 6,164,528 regarding Internet checking transactions, in addition to U.S. Patent No. 5,484,988 which describes a "Checkwriting point of sale system," which, through a centralized database and
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authorization system, is capable of providing and administering various electronic payment services for customers and businesses. Also included in our intellectual property estate is a recently received Notice of Allowance from the United States Patent and Trademark Office for a new patent based upon United States Patent Application Serial No. 09/562,303. The new patent describes corporate checks and electronic fund transfers (EFT) and relates to existing U.S. Patent No. 6,164,528 and U.S. Patent No. 5,484,988 (described above).

Statements contained in this news release which are not historical facts are forward-looking statements, subject to uncertainties and risks. For a discussion of the risks associated with the Corporation's business, please see the documents filed by the Corporation with the SEC.

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CONTACTS:      Patrick H. Gaines
               President and CEO             Investor Relations
               LML Payment Systems Inc.      LML Payment Systems Inc.
               (604) 689-4440                (800) 888-2260